Exhibit 99.1

May 15, 2014

Gentiva Board of Directors Rejects Unsolicited Proposal From Kindred Healthcare

Board Determines Proposal Significantly Undervalues Company and Its Prospects

ATLANTA, May 15, 2014 /PRNewswire/ — Gentiva Health Services, Inc. (“Gentiva” or the “Company”) (Nasdaq: GTIV) today confirmed that after careful consideration, its Board of Directors, with the assistance of its legal and financial advisors, has rejected an unsolicited, non-binding acquisition proposal from Kindred Healthcare, Inc. (“Kindred”). The Board concluded that the Kindred proposal significantly undervalues Gentiva and its attractive prospects for growth and value creation.

Gentiva’s Board of Directors has thoroughly evaluated the successive, non-binding proposals made to its Executive Chairman and Chief Executive Officer, dated April 14 and May 5, 2014.

Rod Windley, Executive Chairman of Gentiva, said: “Our Board and our highly capable management team are confident that we can create significantly greater value for our shareholders by continuing to execute our One Gentiva initiative, along with the balance of our strategic plan. Our focus is on Gentiva shareholders, who would be denied the value they deserve and can expect to receive as we capitalize on our strong positioning in Home Healthcare, Hospice and Community Care.”

Gentiva has retained Greenberg Traurig, LLP as its legal advisor and Barclays Capital and Edge Healthcare Partners LLC as its financial advisors.

About Gentiva Health Services, Inc.

Gentiva Health Services, Inc. is one of the nation’s largest providers of home health, hospice and community care services, delivering innovative, high quality care to patients across the United States. Gentiva is a single source for skilled nursing; physical, occupational, speech and neurorehabilitation services; hospice services; social work; nutrition; disease management education; help with daily living activities; and other therapies and services. GTIV-G

Contacts:

Media:

Kekst and Company

Lissa Perlman (212) 521-4830

Tom Davies (212) 521-4873

Financial and Investor Contact:

Eric Slusser

770-951-6101

eric.slusser@gentiva.com

or

John Mongelli

770-951-6496

john.mongelli@gentiva.com

SOURCE Gentiva Health Services, Inc.

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